                                                                   Exhibit 4.6.3

                           AMENDMENT AND RESTATEMENT
                                    OF THE
                             REVOLVING CREDIT NOTE

                           Dated as of July 8, 1993



$16,750,000                                                   September 30, 2000

     FOR VALUE RECEIVED, the undersigned AEROVOX INCORPORATED, a Delaware corporation with its chief executive office at 740 Belleville Avenue, New Bedford, Massachusetts 02745 (the "Borrower"), hereby absolutely and unconditionally promises to pay to the order of FLEET NATIONAL BANK, as successor to BANKBOSTON, N.A., a national banking association with its principal place of business at 100 Federal Street, Boston, Massachusetts 02110 (the "Bank"):

     (a) on the Maturity Date, the Principal Amount of this note or if less, the aggregate unpaid principal amount of Loans advanced by the Bank to the Borrower pursuant to the Second Amended and Restated Revolving Credit Agreement dated as of June 30, 1999, as amended March 17, 2000 and September 30, 2000 by and between the Borrower and the Bank, as amended or supplemented from time to time (the "Credit Agreement"); and

     (b) interest on the principal balance hereof from time to time outstanding from the date hereof until paid in full, at the times and at the applicable interest rate provided in the Credit Agreement.

     For purposes of this Note, the "Principal Amount" shall mean the maximum principal amount of Loans which the Bank may advance pursuant to the Credit Agreement during the time periods set forth below.

               Time Period                      Principal Amount
               -----------                      ----------------

               October 1-31, 2000               $16,000,000.00
               November 1-30, 2000              $16,000,000.00
               December 1-15, 2000              $16,750,000.00
               December 16-31, 2000             $16,750,000.00
               January 1-31, 2001               $16,750,000.00
               February 1-28, 2001              $16,000,000.00
               March 1-31, 2001                 $15,500,000.00
               April 1, 2001-Maturity Date      $14,500,000.00

     This Note constitutes an amendment and restatement in its entirety of the promissory note of the Borrower to the Bank dated as of July 8, 1993 as previously amended and restated June 30, 1999.
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                                                                   Exhibit 4.6.3



     This Note evidences borrowings under, is subject to the terms and conditions of, has been issued by the Borrower in accordance with the terms of the Credit Agreement and is the Note referred to therein. The Bank and any holder hereof is entitled to the benefits and subject to the conditions of the Credit Agreement and may enforce the agreements of the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. This Note is secured by the Security Documents described in the Credit Agreement. Capitalized terms used in this Note and not otherwise defined herein shall have the same meanings as in the Credit Agreement.

     The Bank is hereby irrevocably authorized by the Borrower to endorse on the schedule attached to this Note or a confirmation of such schedule attached hereto and mad a part hereof, an appropriate notation evidencing advances and repayments of principal of this Note, provided that failure by the Bank to make
                                      --------
any such notations shall not affect any of the Borrower's obligations or the validity of any repayments made by the Borrower in respect to this Note.

     The Borrower has the right in certain circumstance and the obligation under certain other circumstances to repay or prepay the whole or part of the principal this Note on the terms and conditions specified in the Credit Agreement.

     If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note an all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

     The Borrower and every endorser and guarantor of this Note or the obligations represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

     This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be signed by its duly authorized officer as of September 30, 2000.

     (Corporate Seal)                               AEROVOX INCORPORATED

                                                    F. Randal Hunt